Exhibit 99.1

American Dairy Reports Second Quarter 2009 Financial Results

Beijing, China and Los Angeles, California, August 14, 2009 – American Dairy, Inc. (NYSE: ADY) (“American Dairy” or the “Company”), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the second quarter of 2009.  The Company provided preliminary second quarter 2009 revenue results on July 13, 2009.

Second Quarter 2009 Financial Highlights
-- Revenue up 10.4% to $41.2 million vs. $37.3 million in 2Q08
-- Gross profit up 92.9% to $24.1 million vs $12.5 million in 2Q08
-- Gross margin 58.59% in 2Q09 vs. 33.52% in 2Q08
-- Net Income up 59.1% to $7.6 million vs. $4.8 million in 2Q08
-- EPS per diluted share up 48.1% to $0.40 vs. $0.27 in 2Q08

Sales increased 10.4% to $41.2 million in the second quarter of 2009 from $37.3 million in the second quarter of 2008.  As previously announced, sales performance in the second quarter was affected by a temporary interruption in distributor orders relating in part to new package labeling for dairy products mandated by the Food Safety Law of the People's Republic of China, effective June 1, 2009.

Mr. Leng You-Bin, the Company's Chief Executive Officer, stated, “We are satisfied with our second quarter results, and we believe that our market position is continuing to grow stronger. Our second quarter of 2009 sales performance reflects an industry-wide disruption as distributors intentionally lowered inventory levels in an effort to move excess inventory built up in the beginning of the year, as well as to run off older inventory in advance of new product package labeling regulatory requirements in the PRC.  Despite this, our financial results for the second quarter of 2009 reflect increased profitability year over year.  We believe we have increased infant formula market share since the third quarter of 2008 in a very competitive environment, and we remain committed to being one of the leading infant formula providers in China.”

Gross profit increased 92.9% to $24.1 million in the second quarter of 2009 from $12.5 million in the second quarter of 2008.  Gross margin for the second quarter of 2009 was 58.59%, compared to 33.52% in the prior year’s period.  Gross profit margin performance reflects a lower cost environment as well as a product mix shift to higher margin infant formula products.  Cost of goods sold decreased 31.3% to $17.1 million in the second quarter of 2009, primarily reflecting a decrease of approximately $3.7 million, or 24%, in the cost of fresh milk.

Income from continuing operations increased 603.4% to $1.1 million in the second quarter of 2009 from $161,000 in the prior year period.  Sales and marketing expenses increased 122.8% to $20.7 million in the second quarter of 2009 from $9.3 million in the second quarter of 2008.  General and administrative expenses decreased 24.2% to $2.3 million in the second quarter of 2009 from $3.1 million in the second quarter of 2008.  Operating expenses reflect costs associated with the Company’s continued expansion of its distribution network throughout China, efforts to drive brand awareness as well as the issuance of performance stock options under the Company’s 2009 Stock Incentive Plan.

The Company recognized other income (expenses) of $4.5 million during the second quarter of 2009, compared to other income (expenses) of $4.1 million in the second quarter of 2008.  Other income primarily reflects a government tax refund of $6.0 million, offset by interest and finance costs of $1.8 million.  In the prior year period, the Company received a government tax refund of $3.3 million.

Net income attributable to ordinary shareholders increased 59.1% to $7.6 million, or $0.40 per diluted share, from $4.8 million, or $0.27 per diluted share in the prior year’s period. Net income from continuing operations for the second quarter of 2009 increased 26.2% to $4.3 million, or $0.24 per diluted share, from $3.4 million, or $0.19 per diluted share, in the prior year’s period.

First Half 2009 Financial Highlights
Sales increased 102.9% to $155.0 million in the first half of 2009 from $76.4 million in the same period of 2008.  Gross profit increased 258.4% to $96.7 million in the first half of 2009 from $27.0 million in the same period of 2008.  Gross margin for the first half of 2009 was 62.4%, compared to 35.3% in the prior year’s period, primarily reflecting a product mix shift to higher margin infant formula products.  Income from continuing operations increased 525.6% to $33.1 million in the first half of 2009 from $5.3 million in the prior year’s period.

Net income attributable to ordinary shareholders increased 193.5% to $35.4 million, or $1.84 per diluted share, from $12.1 million, or $0.69 per diluted share in the prior year’s period. Net income from continuing operations for the first half 2009 increased 199.8% to $32.1 million, or $1.67 per diluted share, from $10.7 million, or $0.61 per diluted share, in the prior year’s period.

As of June 30, 2009, the Company had cash and cash equivalents of $42.2 million and total current assets of $160.0 million, compared with cash and cash equivalents of $54.1 million and total current assets of $184.3 million as of March 31, 2009.

The Company completed a $15.3 million debt repurchase in July 2009 related to the restructuring of its 1% Guaranteed Senior Secured Convertibles Notes, with the only remaining payment of $46.0 million due in October 2009.

Additionally, the Company announced on August 12, 2009 that it entered into a subscription agreement with Sequoia Capital pursuant to which the Company has agreed to issue 2.1 million shares of its common stock to Sequoia Capital for an aggregate purchase price of $63.0 million.  The aggregate purchase price includes $47.0 million in cash and the conversion of a $16.0 million bridge loan the Company received from Sequoia Capital on July 29, 2009.  The transaction is expected to close by August 27, 2009.

Jonathan H. Chou, the Company’s Chief Financial Officer stated, “We are very pleased to enter into a financial partnership with Sequoia Capital, a renowned private investment firm known for assisting high growth companies.  We believe our financial position will provide us flexibility to achieve our strategic goals and continue to gain market share going forward.”

Financial Outlook
The Company today reiterates its revenue guidance for 2009 of $330 million - $360 million.

Conference Call Details
The Company will hold a conference call to discuss second quarter results on Monday, August 17, 2009, at 5:00 pm ET.  Dial-in information for the earnings conference call is as follows: United States: 1-888-466-4440; China North: 86-10-800-712-0046; China South: 86-10-800-120-0046; Hong Kong:  852-800-968103; International: 1-719-325-2117.

A telephone replay will be available from two hours after the conclusion of the call through August 24, 2009.  Listeners may access the replay by dialing 1-888-203-1112 or 1-719-457-0820 for international callers, access code: 4846950.  A webcast will also be available through the Company’s website at www.americandairyinc.com.

About American Dairy, Inc.
American Dairy, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. American Dairy conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, American Dairy makes products that are specially formulated for particular ages, dietary needs and health concerns. American Dairy has over 200 company-owned milk collection stations, two dairy farms, six production facilities with an aggregate milk powder production capacity of approximately 1,220 tons per day and an extensive distribution network that reaches over 84,000 retail outlets throughout China. For more information about American Dairy, please visit http://www.americandairyinc.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties.  Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions.  Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008, quarterly report on Form 10-Q for its second quarter of 2009, and in current reports on Form 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.  The Company assumes no obligation to update any such forward-looking statements.

CONTACT
Integrated Corporate Relations, Inc.
In the United States: Ashley Ammon: 1-203-682-8200
In China: Wei-Jung Yang: 86-10-6599-7968

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	US$	US$
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	42,191,219	11,785,408
Notes and loans receivable, net	-	1,493,245
Trade receivables, net of allowance of $1,634,917 and $1,311,331, respectively	6,976,229	12,275,497
Due from related parties	2,982,629	265,479
Employee receivable	199,563	307,249
Advances to suppliers	32,532,341	24,943,046
Receivable from discontinued operations	-	31,002,897
Inventories, net of allowance of $448,226 and $575,916, respectively	65,056,264	52,330,333
Prepayments and other current assets	54,525	63,711
Refundable taxes	3,647,030	488,938
Other receivables	5,956,961	4,598,359
Current assets of discontinued operations	-	12,392,384
Total current assets	159,596,761	151,946,546

Investments:
Investment in mutual funds – available for sale	120,963	77,504
Investment at cost	262,975	262,611
	383,938	340,115
Property and equipment:
Property and equipment, net	91,617,929	88,289,858
Construction in progress	45,450,721	28,847,959
	137,068,650	117,137,817
Biological assets:
Immature biological assets	20,633,116	23,784,479
Mature biological assets, net	10,672,203	1,483,355
	31,305,319	25,267,834

Other assets:
Deferred tax assets	730,491	730,490
Prepaid leases	29,509,049	29,146,748
Goodwill	2,285,973	2,282,838
Deferred charges, net	39,568	107,396
Long term assets of discontinued operations	-	31,587,018
Total assets	360,919,749	358,546,802

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Current maturities of long term debt	3,915,381	4,018,704
Convertible debt redeemable within one year	18,044,009	17,732,033
Short term debt	58,615,525	73,809,893
Notes and loans payable	17,679,043	8,055,450
Accounts payable	36,414,291	36,643,041
Accrued expenses	11,784,858	10,620,393
Income tax payable	842,020	1,185,528
Advances from customers	9,304,533	9,864,080
Due to related parties	1,063,950	1,017,399
Advances from employees	310,927	1,016,173
Accrued employee benefits	2,360,734	2,873,889
Other payable	14,951,205	19,513,681
Current liabilities of discontinued operations	-	35,063,603
Total current liabilities	175,286,476	221,413,867

Long term debt, net of current portion	19,606,124	9,146,034
Long term tax payable	4,828,743	2,750,887
Deferred income	7,398,498	8,416,492
Long term liability of discontinued operations	-	395,176
Total liabilities	207,119,841	242,122,456

Equity
Shareholders’ equity:
Ordinary shares (US$0.001 par value, 50,000,000 shares authorized; 17,554,307 and 17,253,907 issued and outstanding as of June 30, 2009 and December 31, 2008)	17,554	17,254
Additional paid-in capital	28,752,781	26,758,425
Ordinary share warrants	2,708,746	3,003,448
Statutory reserves	6,861,224	6,861,224
Accumulated other comprehensive income	25,528,810	25,146,055
Retained earnings	89,509,717	54,091,493
Total shareholders’ equity	153,378,832	115,877,899
Noncontrolling interests	421,076	546,447

Total equity	153,799,908	116,424,346

Total liabilities and equity	360,919,749	358,546,802

AMERICAN DAIRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	US$	US$	US$	US$

Sales	41,186,466	37,314,647	155,008,313	76,415,301

Cost of goods sold	17,054,053	24,807,281	58,298,322	49,434,464

Gross profit	24,132,413	12,507,366	96,709,991	26,980,837

Operating and administrative expenses:
Sales and marketing	20,676,176	9,282,198	52,316,064	16,773,882
General and administrative	2,322,879	3,064,038	11,301,083	4,916,959
Total operating expenses	22,999,055	12,346,236	63,617,147	21,690,841

Income from continuing operations	1,133,358	161,130	33,092,844	5,289,996

Other income (expenses):
Interest income	118,768	190,610	211,085	231,419
Interest and finance costs	-1,828,430	-5,096,604	-3,413,977	-10,373,322
Amortization of deferred charges	-33,914	-184,897	-67,828	-369,794
Registration rights penalty	-	-720,325	-	-1,440,650
Gain on derivatives	-	6,706,859	-	15,707,645
Government subsidy-tax refund	6,014,120	3,309,942	6,744,408	3,870,734
Other income (expenses), net	269,743	-64,948	693,880	444,275

Income from continuing operations before income tax expense and noncontrolling interests	5,673,645	4,301,767	37,260,412	13,360,303

Income tax expense	1,345,393	861,299	5,174,741	2,633,375
Net income from continuing operations before noncontrolling interests	4,328,252	3,440,468	32,085,671	10,726,928

Noncontrolling interests	16,497	2,977	42,645	-10,202
Net income from continuing operations	4,344,749	3,443,445	32,128,316	10,716,726
Net income from discontinued operations	3,286,694	1,353,806	3,289,908	1,352,030
Net income attributable to ordinary shareholders	7,631,443	4,797,251	35,418,224	12,068,756

Other comprehensive income:
Cumulative currency translation adjustments	63,476	4,514,072	339,393	12,277,954
Change in fair value of available for sale investments	23,333	-32,950	43,362	-79,067

Total comprehensive income	7,718,252	9,278,373	35,800,979	24,267,643

Earnings per ordinary share – Basic
Income from continuing operations	0.25	0.20	1.86	0.63
Income from discontinued operations, net of tax	0.19	0.08	0.19	0.08
Net income	0.44	0.28	2.05	0.71
Earnings per ordinary share – Diluted
Income from continuing operations	0.24	0.19	1.67	0.61
Income from discontinued operations, net of tax	0.16	0.08	0.17	0.08
Net income	0.40	0.27	1.84	0.69

Weighted average ordinary shares outstanding
Basic	17,339,311	16,964,768	17,296,845	16,963,795
Diluted	20,161,916	17,609,463	19,712,263	17,600,046